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Exhibit 23.03

Independent Auditors' Consent

The Board of Directors
Xponential, Inc.:

        We consent to the incorporation by reference in the registration statement on Form S-8 of Xponential, Inc. (formerly, PawnMart, Inc.) of our report dated April 27, 2001, with respect to the consolidated balance sheet of Xponential, Inc. (formerly, PawnMart, Inc.) as of February 3, 2001, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended February 3, 2001, which report appears in the February 2, 2002, annual report on Form 10-K of Xponential, Inc. (formerly, PawnMart, Inc.).

        Our report dated April 27, 2001 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, negative cash flows, and is currently experiencing significant difficulties in meeting its obligations, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP

Dallas, Texas
April 10, 2003

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  Exhibit 23.03